   As filed with the Securities and Exchange Commission on November 8, 2001

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ______________________

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ______________________

                               KOPIN CORPORATION
            (Exact name of registrant as specified in its charter)

                         Delaware                                             04-2833935
(State or other jurisdiction of incorporation or organization)     (I.R.S. Employer Identification No.)

  695 Myles Standish Boulevard, Taunton, Massachusetts 02780 (508) 824-6696 (Address and telephone number of registrant's principal executive offices)

                                 John C.C. Fan
   Chairman of the Board of Directors, President and Chief Executive Officer
                               Kopin Corporation
                         695 Myles Standish Boulevard
                         Taunton, Massachusetts  02780
                                (508) 824-6696
(Name, address, including ZIP code, and telephone number, including area code, of agent for service and registrant's principal executive offices)

                                   Copy to:
                          John J. Concannon III, Esq.
                               Bingham Dana LLP
                              150 Federal Street
                          Boston, Massachusetts 02110
                                (617) 951-8000

       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.
 ----------------------------------------------------------------------------

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
           Title of Each Class of Securities                 Maximum Aggregate         Amount of
                   to be Registered                        Offering Price (1)(2)    Registration Fee
--------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..........................               (3)(4)                 (3)
--------------------------------------------------------------------------------------------------------
Debt Securities........................................                  (3)                 (3)
--------------------------------------------------------------------------------------------------------
Total..................................................        $150,000,000             $37,500
========================================================================================================

(1) There are being registered hereunder such indeterminate number of shares of common stock and such principal amount of debt securities or issue price of debt securities issued at original issue discount as shall have an aggregate offering price not to exceed $150,000,000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price of all shares of common stock issued from time to time pursuant to this registration statement exceed $150,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies.

(3) Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act.

(4) The aggregate amount of common stock registered hereunder is limited to that which is permissible under Rule 415(a)(4)(ii) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   PROSPECTUS

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, dated November 8, 2001


                                 $150,000,000


                               KOPIN CORPORATION


                         Common Stock, $0.01 par value
                                Debt Securities


     We will provide the specific terms for each of these securities and their offering prices in supplements to this prospectus. In the case of common stock, these terms will include the number of shares offered and their offering prices. In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate of formula of interest, premium, and terms for redemption.

     We may sell any combination of these securities, up to a total dollar amount of $150,000,000, from time to time in one or more offerings to or through underwriters, to other purchasers, or through agents under this prospectus, as supplemented. We will provide the names of any underwriters or agents in supplements to this prospectus.

     Our common stock is listed on the Nasdaq National Market under the symbol "KOPN." On November 6, 2001, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $15.00 per share. None of the other securities are currently publicly traded.

     You should read carefully this prospectus, the documents incorporated by reference in the prospectus, and any prospectus supplement before you invest. We strongly recommend that you read carefully the risks that we describe in the prospectus and any prospectus supplement, as well as the risk factors in our most current reports to the Securities and Exchange Commission, for a fuller understanding of the risks and uncertainties that we face.

     See "Risk Factors" beginning on page 3 to read about factors you should consider before buying shares of our common stock.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ___________________



               The date of this prospectus is            , 2001

                               Table of Contents

About this Prospectus......................................................................   i

Prospectus Summary.........................................................................   1

Risk Factors...............................................................................   3

Forward Looking Statements.................................................................  10

Use of Proceeds............................................................................  10

Description of Capital Stock...............................................................  11

Description of Debt Securities.............................................................  13

Plan of Distribution.......................................................................  20

Legal Matters..............................................................................  21

Experts....................................................................................  21

Where You Can Get More Information.........................................................  22

                             About this Prospectus

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process we may offer, from time to time, shares of our common stock or debt securities, in one or more offerings.

     The total aggregate offering price of these securities will not exceed $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus.

     We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

  All references to "Kopin," "we" or "us" are to Kopin Corporation and include our subsidiaries, unless the context requires otherwise.

                              PROSPECTUS SUMMARY

     This summary highlights the more detailed information contained elsewhere in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, and the documents incorporated by reference before making an investment decision.

                            About Kopin Corporation

     Kopin is a leading developer and manufacturer of compound semiconductor epitaxial transistor wafers used to build advanced integrated circuits, and is one of the leading suppliers of miniature flat panel displays. We use our proprietary semiconductor material technology to design, manufacture and market products used in highly demanding wireless and high-speed fiber optic communications. Our products enable our customers to develop and market an improved generation of products for applications in wireless and fiber optic communications and high resolution miniature video displays.

     We produce two types of high performance products -- our "III-V" products and our CyberDisplay products. Our primary III-V product is our heterojunction bipolar transistor wafer, or HBT transistor wafer. Our HBT transistor wafers are customer-specific arrays of vertically oriented transistors that our customers use primarily to produce high performance integrated circuits for wireless communications products. We commercially develop and manufacture Gallium Arsenide-based HBT transistor wafers and other commercial semiconductor products that utilize Indium Phosphide, Gallium Nitride, and Gallium Arsenide-based substrates. We collectively refer to these compound semiconductor materials as our "III-V" products.

     Our CyberDisplay products are miniature, high performance, high resolution, low cost displays designed for consumer electronics and next-generation mobile communications devices. Current applications of our CyberDisplay products include viewing images in camcorders and digital cameras, and we believe that our CyberDisplay products are well suited for new applications such as reading e-mail and browsing the Internet using digital wireless handsets, pagers, and other consumer electronics devices.

     We were incorporated in Delaware in 1984. Our principal executive offices are located at 695 Myles Standish Boulevard, Taunton, Massachusetts, 02780. Our telephone number is (508) 824-6696 and our web site is located at www.kopin.com. Information contained in our web site is not a part of this prospectus.

                    Summary of the Securities We May Offer

     We may offer shares of our common stock or debt securities from time to time and the total aggregate dollar amount of all of the shares of common stock and debt securities that we may issue will not exceed $150,000,000. When we use the term "securities" in this prospectus, we mean any of the securities that we may offer with this prospectus unless we say otherwise. This prospectus describes the general terms that may apply to the securities, the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Common Stock

     We may offer shares of our common stock. Our common stock currently is traded on the Nasdaq National Market under the symbol "KOPN."

Debt Securities

     We may offer debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated in right of payment; the stated maturity; the redemption terms, if any; the conversion terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; that amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. We will issue any senior and subordinated debt securities under separate indentures between us and a trustee that we will identify in the applicable prospectus supplement.

                                 RISK FACTORS

     Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks described below and the risks set forth in any prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and the additional information in the reports that we file with the SEC. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business. If any of the risks described actually occur, our business, financial condition, and results of operations would likely suffer. In such case, the price of our common stock or debt securities could fall, and you may lose all or part of the money that you paid to purchase our securities.


We have experienced a history of losses and have a significant accumulated deficit.

     Since inception, we have incurred significant net operating losses. As of December 31, 2000, we had an accumulated deficit of $50.4 million and for the nine months ended September 29, 2001 we incurred a net loss of $37.2 million (excluding a $21.6 million unrealized net gain on our investments). For the years ended December 31, 1997 and 1998, we incurred net losses of $6.3 million and $3.0 million, respectively. We cannot assure you that we will achieve profitability in the future.

Our revenue and cash flow could be negatively affected by the loss of any of the few customers who account for a substantial portion of our revenues.

     Historically, a few customers have accounted for a substantial portion of our revenues. Sales of our HBT transistor wafers to Conexant Systems accounted for approximately 59%, 49%, and 46% of our total revenues for the years ended December 31, 1998, 1999, and 2000, respectively, and approximately 18% of our total revenues for the nine months ended September 29, 2001. Sales to Mitsubishi Electric were 13% and 11% of our total revenues for the years ended December 31, 1999 and 2000, respectively. For the years ended December 31, 1998, 1999, and 2000, revenues from multiple contracts with various U.S. governmental agencies accounted for approximately 14%, 7%, and 2%, respectively, of our total revenues. We anticipate that sales of our HBT transistor wafers to Conexant will continue to represent a significant portion of our revenues for the near future; however, Conexant has recently announced various downturns related to its business, including lower than expected revenues and expense reduction initiatives such as reductions in its work force and temporary plant shut downs. In addition, for the nine months ended September 29, 2001, sales of our HBT transistor wafers to Mitsubishi Electric accounted for less than 10% of our total revenues. A continued reduction or delay in orders from Conexant or any of our other significant customers would materially reduce our revenue and cash flow and adversely affect our ability to achieve and maintain profitability.

If we are unable to significantly increase our CyberDisplay product production capacity and reduce our CyberDisplay product production costs, our business will suffer.

     Our CyberDisplay product line currently has significant fixed costs and our ability to achieve profitability in that product line depends upon achieving significant sales volumes and higher gross profit margins. We have limited experience manufacturing display products and we have not yet produced our CyberDisplay products at volumes necessary to achieve profitability. If we are unable to successfully increase our CyberDisplay production capacity and reduce manufacturing costs, we may lose customer orders and our display business will remain unprofitable.

Our CyberDisplay products may not be widely accepted by the market.

     Our success will in large part depend on the widespread adoption of the viewing format of our CyberDisplay products. Our success also depends upon the widespread consumer acceptance of our customers' products. Potential customers may be reluctant to adopt our CyberDisplay products because of concerns surrounding perceived risks relating to:

     .    The introduction of our display technology generally;

     .    Consumer acceptance of our CyberDisplay products; and

     . The relative complexity, reliability, usefulness and cost-effectiveness of our display products compared to other display products available in the market or that may be developed by our competitors.

     In addition, our customers may be reluctant to rely upon a relatively small company such as Kopin for a critical component. We cannot assure you that prospective customers will adopt our CyberDisplay products or that consumers will accept our CyberDisplay products. If we fail to achieve market acceptance of our CyberDisplay products, our business may not be successful and the value of your investment in Kopin may decline.

Our success depends on the continued growth and evolution of the wireless and fiber optic communications markets.

     Sales of products for wireless and fiber optic communications applications constitute a significant portion of our current and projected product revenues and cash flows. We are dependent on customer orders for these products for wireless and fiber optic communications applications, which in turn depend upon the current and anticipated market demand for wireless and fiber optic communications in general. For the year ending December 31, 2001, we expect a decline in product revenues from the sale of our III-V products compared to our III-V product revenues in the year ended December 31, 2000 as a result of worldwide inventory accumulation in the supply chain of wireless and fiber optic communications products and related components. The deferral or cancellation of customer orders due to excessive inventory or lack of demand will adversely impact our results of operations.

     In addition, the implementation of higher bandwidth infrastructure will be needed to drive the development of the next-generation of wireless communications services. These developments include data oriented services, such as Internet browsing capabilities and the ability to view e-mail and other information that should increase the demand for our products. Our future success will depend in large part on the widespread adoption of this infrastructure and the cost-effectiveness of these services to the consumer.

We do not have long-term contracts with our customers, which makes forecasting our revenues and operating results difficult.

     We generally do not enter into formal agreements with our customers obligating them to purchase our products. Our business is characterized by short-term purchase orders and shipment schedules and we generally permit orders to be canceled or rescheduled without significant penalty. As a result, our customers may cease purchasing our products at any time, which makes forecasting our revenues difficult. In addition, due to the absence of substantial noncancellable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Our operating results are difficult to forecast because we are continuing to invest in capital equipment and increasing our operating expenses for new product development. If we fail to accurately forecast our revenues and operating results, our business may not be successful and the value of your investment in Kopin may decline.

Potential fluctuations in operating results make financial forecasting difficult and could adversely affect the price of our common stock.

Our quarterly and annual revenues and operating results may fluctuate significantly for several reasons including:

     . The timing and successful introduction of additional manufacturing capacity;

     . The timing of the initial selection of our III-V and CyberDisplay products as a component in our customers' new products;

     .    Market acceptance of our and our customers' products;

     .    Competitive pressures on selling prices of our products;

     .    The timing and cancellation of customer orders;

     . Our ability to introduce new products and technologies on a timely basis;

     .    Our ability to successfully reduce costs; and

     .    The cancellation of U.S. government contracts.

     We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Our operating results are difficult to forecast because we are continuing to invest in capital equipment and increasing our operating expenses for new product development.

     As a result of these and other factors, you should not rely on our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. If our quarterly revenues or results of operations fall below expectations of investors or public market analysts, the price of our common stock could fall substantially.

Disruptions of our production of our III-V products would adversely affect our operating results.

     If we were to experience any significant disruption in the operation of our facilities, we would be unable to supply III-V products to our customers. Our manufacturing processes are highly complex and customer specifications are extremely precise. We periodically modify our processes in an effort to improve yields and product performance and to meet particular customer requirements. We intend to broaden our volume production capabilities of Indium Phosphide HBT transistor wafers and other semiconductor materials, but we have limited experience in manufacturing Indium Phosphide HBT transistor wafers and other semiconductor products in commercial quantities. Process changes or other problems that occur in the complex manufacturing process can result in interruptions in production or significantly reduced yields. Additionally, as we introduce new equipment into our manufacturing processes, our III-V products could be subject to especially wide variations in manufacturing yields and efficiency. We may experience manufacturing problems that would result in delays in product introduction and delivery or yield fluctuations. We are also subject to the risks associated with the shortage of raw materials used in the manufacture of our products.

Our ability to manufacture and distribute our CyberDisplay products would be severely limited if the third party that we rely on to manufacture integrated circuits for our CyberDisplay products fails to provide those services.

     We depend on United Microelectronics Corporation, or UMC, for the fabrication of integrated circuits for our CyberDisplay products. We have no long-term contracts with UMC. If UMC were to terminate its arrangement with us or become unable to provide the required capacity and quality on a timely basis, we would be able to manufacture and ship our CyberDisplay products only in limited quantities until replacement foundry services could be obtained. Furthermore, we cannot assure you that we would be able to establish alternative manufacturing and packaging relationships on acceptable terms.

     Our reliance on UMC involves certain risks, including:

     .    The lack of control over production capacity and delivery schedules;

     . Limited control over quality assurance, manufacturing yields and production costs; and

     . The risks associated with international commerce, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies and political and economic instability.

     UMC, as well as several other third parties with which we do business, is located in Taiwan. Due to the earthquake that occurred in Taiwan in 1999 and the typhoon that occurred in Taiwan in September 2001, many Taiwanese companies, including UMC, experienced related business interruptions. UMC has resumed normal operations, however, our business could suffer significantly if UMC's operations were disrupted again for an extended period of time.

We depend on third parties to provide integrated circuit chip sets and other critical raw materials for use with our CyberDisplay products.

     We do not manufacture the integrated circuit chip sets necessary for use with our CyberDisplay products. Instead, we rely on third party independent contractors for these integrated circuit chip sets and other critical raw materials. Motorola currently produces all the integrated circuit chips used with our CyberDisplay products in camcorders. If Motorola or any other third party were unable to supply these integrated circuit chip sets and other critical raw materials, we would be unable to sell our CyberDisplay products until a replacement supplier could be found. We cannot assure you that a replacement supplier could be found on reasonable terms or in a timely manner. In the three month period ended September 30, 2000, two of our vendors could not supply the quantity and quality of critical raw materials we needed. As a result, we were unable to meet customer demand, and our manufacturing yield and gross margins were adversely affected. Any interruption in our ability to manufacture and distribute our CyberDisplay products could cause our display business to be unsuccessful and the value of your investment in Kopin may decline.

We may not be able to operate multiple manufacturing facilities successfully.

     A critical part of our business strategy is the expansion of our production capacity both internally and using third party manufacturers. We are establishing a second internal facility to manufacture our III-V products. We also are increasing our CyberDisplay product manufacturing capabilities at our Korean subsidiary, Kowon Technology. In particular, we expect to increasingly rely upon Kowon for back-end packaging of our CyberDisplay products. If we are unable to significantly increase our manufacturing capacity at Kowon, we may be able to manufacture and ship our CyberDisplay products only in limited quantities until replacement foundry services could be obtained.

     We are also considering the establishment of additional internal and third party manufacturing capabilities to produce both our III-V and CyberDisplay products. To date, we have operated only one facility for our III-V product line.

     Our ability to successfully operate additional manufacturing sites will depend on a number of factors including:

     . The identification and availability of appropriate and affordable sites;

     . The management of facility construction and development timing and costs;

     . The transfer of our manufacturing techniques to additional sites, particularly Kowon;

     . The establishment of adequate management and information systems and financial controls; and

     . The adaptation of our complex manufacturing process in our additional sites.

     Additionally, we cannot be sure that any new manufacturing facilities will have operating results similar to those of our current facilities. Any failure to effectively implement our expansion strategy would adversely impact our ability to grow our business.

Increased competition may result in decreased demand or prices for our products.

     Competition in the markets for our products is intense and we may not be able to compete successfully. We compete with several companies primarily engaged in the business of designing, manufacturing and selling integrated circuits or alternative display technologies, as well as the supply of other discrete products. Our competitors could develop new process technologies that may be superior to ours, including technologies that target markets in which our products are sold. Many of our existing and potential competitors have strong market positions, considerable internal manufacturing capacity, established intellectual property rights and substantial technological capabilities. Furthermore, they also have greater financial, technical, manufacturing, marketing and personnel resources than we do, and we may not be able to compete successfully with them.

     In addition, many of our existing and potential customers manufacture or assemble wireless communications devices and have substantial in-house technological capabilities and substantially greater resources than we do. We may not be able to sell our products to these customers and they may begin to commercialize their internal capabilities and become our competitors. If one of our large customers establishes internal design and manufacturing capabilities, it could have an adverse effect on our operating results.

     We expect competition to increase. This could mean lower prices or reduced demand for our products. Any of these developments would have an adverse effect on our operating results.

If we fail to keep pace with changing technologies, we may lose customers.

     The advanced semiconductor materials and display industries are characterized by rapidly changing customer requirements and evolving technologies and industry standards. To achieve our goals, we need to continue to enhance our existing products and develop and market new products that keep pace with continuing changes in industry standards and requirements and customer preferences. If we cannot keep pace with these changes, our business could suffer.

We may not be successful in protecting our intellectual property and proprietary rights.

     Our success depends in part on our ability to protect our intellectual property and proprietary rights. We have obtained certain domestic and foreign patents and we intend to continue to seek patents on our inventions when appropriate. We also attempt to protect our proprietary information with contractual arrangements and under trade secret laws. Our employees and consultants generally enter into agreements containing provisions with respect to confidentiality and the assignment of rights to inventions made by them while in our employ. These measures may not adequately protect our intellectual and proprietary rights. Existing trade secret, trademark and copyright laws afford only limited protection and our patents could be invalidated or circumvented. Moreover, the laws of certain foreign countries in which our products are or may be manufactured or sold may not fully protect our intellectual property rights. Misappropriation of our technology and the costs of defending our intellectual property rights from misappropriation could substantially impair our business. If we are unable to protect our intellectual property and proprietary rights, our business may not be successful and the value of your investment in Kopin may decline.

Our products could infringe on the intellectual property rights of others.

     Our products could be found to infringe on the intellectual property rights of others. Other companies may hold or obtain patents or inventions or other proprietary rights in technology necessary for our business. We are currently the subject of a patent infringement claim by Teledyne Lighting and Display Products relating to a light source used to backlight some of our CyberDisplay products. We intend to defend this claim vigorously, however, we cannot assure you that we will prevail and we may have to spend significant time and incur significant expenses defending this claim. If we are forced to continue to defend against this or to defend against other infringement claims, we may face costly litigation, diversion of technical and management personnel, and product shipment delays, even if the allegations of infringement are unwarranted. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, or if we are required to cease using one or more of our business or product names due to a successful trademark infringement claim against us, it could adversely affect our business.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

     In order to continue to provide quality products in our rapidly changing business, we believe it is important to retain personnel with experience and expertise relevant to our business. Our success depends in large part upon a number of key management and technical employees. The loss of the services of one or more key employees, including John C.C. Fan, our President and Chief Executive Officer, could seriously impede our success. We do not maintain any "key-man" insurance policies on Dr. Fan or any other employees. In addition, due to the level of technical and marketing expertise necessary to support our existing and new customers, our success will depend upon our ability to attract and retain highly-skilled management, technical, and sales and marketing personnel. Competition for highly-skilled personnel is intense and there may be only a limited number of persons with the requisite skills to serve in these positions. Due to lower III-V product revenues resulting from the current slowdown in the market for wireless and fiber optic communications products, we have taken certain cost reduction measures, including reducing our workforce, reducing senior management pay and delaying salary increases. If the wireless and fiber optic communications markets experience an upturn, we may need to increase our workforce. Due to the competitive nature of the labor markets in which we operate, we may be unsuccessful in attracting and retaining these personnel. Our inability to attract and retain key personnel could adversely affect our ability to develop and manufacture our products.

We may be unable to continue to grow at our historical growth rates or to manage our growth effectively.

     In 1999 and 2000, we experienced significant growth in sales of our III-V and CyberDisplay products. Due to the current slowdown in the wireless communications and fiber optic markets and other general economic conditions, we do not expect to increase sales in 2001 and, if we do increase sales after 2001, we cannot assure you that sales will increase at the same rate as in 1999 and 2000. In addition, we cannot assure you that our systems, procedures, controls and existing and planned space will be adequate to support our future operations. As a result of these concerns, we cannot be sure that we will grow, or, if we do grow, that we will be able to achieve our historical growth rate.

We may pursue acquisitions and investments that could adversely affect our business.

     In the past we have made, and in the future we may make, acquisitions of and investments in businesses, products and technologies that could complement or expand our business. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition or integrate the acquired businesses, products or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses and write-downs of acquired assets.

We may incur significant liabilities if we fail to comply with stringent environmental regulations or if we did not comply with these regulations in the past.

     We are subject to a variety of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic or otherwise hazardous chemicals used in our manufacturing process. Although we believe that our activities conform to environmental regulations, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production or a cessation of operations. We cannot assure you that we have not in the past violated applicable laws or regulations, which could result in required remediation or other liabilities.

You should not expect to receive dividends from us.

     We have not paid cash dividends in the past, nor do we expect to pay dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our businesses.

Our stock price may be volatile in the future.

     The trading price of our common stock has been subject to wide fluctuations in response to quarter-to-quarter variations in results of operations, announcements of technological innovations or new products by us or our competitors, general conditions in the wireless communications, semiconductor and display markets, changes in earnings estimates by analysts or other events or factors. In addition, the public stock markets have experienced extreme price and trading volatility in recent months. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

A public market may not develop for the securities that we may offer.

     The securities we may offer may not develop an active public market, which could depress the resale price of the securities. The securities we may offer, other than our common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

                          FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus, any prospectus supplement and the documents that we incorporate by reference, including statements concerning certain market trends, our liquidity position and our manufacturing capabilities, constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," or "continue" and variations of these words or comparable words. In addition, any statements which refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and situations that may cause our or our industry's actual results, level of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these statements. The risk factors set forth herein, in any prospectus supplement, and in the reports we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations described or implied in our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities that we may offer to provide additional funds for working capital and other general corporate purposes that may include, among other things, an increase in the production capabilities of our III-V and CyberDisplay products. We also may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise.

     The precise amount and timing of the application of proceeds will depend upon our funding requirements in the future. We will retain broad discretion in the allocation of the net proceeds from an offering under this prospectus, as amended and supplemented. Pending the uses described above, the net proceeds will be invested in short-term, interest bearing, investment grade securities. We may set forth additional information on the use of net proceeds from the securities we may offer under this prospectus in a prospectus supplement relating to the specific offering.

                         DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 120,000,000 shares of common stock, $0.01 par value per share, and 3,000 shares of preferred stock, $0.01 par value per share. The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and by-laws, each as amended and restated, and by the provisions of applicable Delaware law.

Common Stock

     As of October 27, 2001, there were 65,422,952 shares of common stock outstanding. These shares were held of record by approximately 435 stockholders.

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters to be voted upon by the stockholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Kopin, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

     Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. The effects, however, might include, among other things:

     .    Restriction of dividends on our common stock;

     .    Dilution of the voting power of our common stock;

     .    Impairment of the liquidation rights of our common stock; or

     . Delay and prevention of a change in control of Kopin without further action by the stockholders.


Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our amended and restated certificate of incorporation and by-laws provide that vacancies on our board of directors may only be filled by a vote of a majority of the board of directors then in office. Furthermore, any director elected by the stockholders, or by the board of directors to fill a vacancy, may be removed only for cause by a vote of a majority of the voting power of the shares of our common stock entitled to vote for the election of directors. These provisions of our amended and restated certificate of incorporation and by-laws could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Kopin and therefore may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

     Our amended and restated certificate of incorporation and by-laws further provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders or by unanimous written consent of stockholders. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual stockholders' meeting, particularly because special meetings of the stockholders may only be called by our board of directors or our chief executive officer. These provisions may also discourage another person or entity from making a tender offer for our stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting or by unanimous written consent.

     Our amended and restated certificate of incorporation also incorporates certain provision permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as breach of director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

     Our amended and restated certificate of incorporation also contains provisions to indemnify our directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.


Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is EquiServe LLP.

                         DESCRIPTION OF DEBT SECURITIES


     We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured obligations to repay advanced funds. We may issue any of the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement.

     The prospectus supplement will describe the particular terms of any debt securities we may offer and may differ from the terms summarized below. The following summaries of the debt securities and certain provisions of the indentures are not complete. We urge you to read the indentures to be filed as exhibits to the registration statement, which includes this prospectus and any prospectus supplements, in the event that we offer debt securities. We also urge you to read the description of the debt securities included in the applicable prospectus supplement.

      We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities that we may issue nor the indentures will restrict us or any of our subsidiaries from incurring indebtedness.

General

     We may issue debt securities in one or more series. The debt securities will have terms that are consistent with the indentures. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

     The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities that we may offer under a prospectus supplement, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.


     The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

     .    The title and form of the debt securities;

     . Any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

     . The person to whom any interest on a debt security of the series will be paid;

     .    The date or dates on which we must repay the principal;

     . The rate or rates at which the debt securities will bear interest, if any, the date of dates from which interest will accrue, and the dates on which we must pay interest;

     . If applicable, the duration and terms of the right to extend interest payment periods;

     . The place or places where we must pay the principal and any premium or interest on the debt securities;

     . The terms and conditions on which we may redeem any debt security, if at all;

     . Any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

     .    The denominations in which we may issue the debt securities;

     . The manner in which we will determine the amount of principal or any premium or interest on the debt securities;

     . The currency in which we will pay the principal of any premium or interest on the debt securities;

     . The principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

     . The amount that will be deemed to the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

     . If applicable, that the debt securities are defeasible and the terms of such defeasance;

     . If applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

     . Whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

     . The subordination provisions that will apply to any subordinated debt securities;

     . Any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

     .    Any addition to or change in the covenants in the indentures.


     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of any event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.


Conversion and Exchange Rights

     The prospectus supplement will describe, if applicable, the terms on which the debt securities may be converted into or exchanged for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.


Subordination of Subordinated Debt Securities

     Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation ,or reorganization or in bankruptcy, insolvency, receivership, or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may recover more, ratably, and holders of subordinated debt for subordinated debt securities may recover less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.


Form, Exchange, and Transfer

     We will issue debt securities only in fully registered form and, unless the prospectus supplement indicates otherwise, only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt securities selected for redemption, except the unredeemed portion of the debt security being redeemed.


Global Securities

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole in part may be registered in the name of any person other than the depositary or any nominee or successor of the depositary unless:

     .    the depositary is unwilling or unable to continue as depositary; or

     . the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

     As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

     Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amount of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

     The policies and procedures of the depositary may govern payment, transfers, exchanges and other matters relating to beneficial interest in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.


Payment and Paying Agent

     Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for the interest.

     Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

     Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

     The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.


Consolidation, Merger, or Sale of Assets

     The terms of the indentures may provide that, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, or lease our properties and assets substantially as an entirety to any person, unless:

     . the successor assumes our obligations under the debt securities and the indentures; and

     .    we meet the other conditions described in the indentures.


Events of Default

     Each of the following may constitute an event of default under each indenture:

     . failure to pay the principal of or any premium on any debt security when due;

     . failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

     .    failure to deposit any sinking fund payment when due;

     . failure to perform any covenant or agreement in the indenture, which failure continued for a specified number of days after written notice has been given by the trustee or the requisite holders of the debt securities of that series;

     .    specified events of bankruptcy, insolvency or reorganization; and

     .    any other event of default specified in the prospectus supplement.


     If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holder of a majority in aggregate principal amount of the outstanding securities of that series may, under specified circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

     Except for specified duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series may institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

     . the holder has previously given the trustee written notice of a continuing event of default;

     . the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

     . the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

     . the trustee has not received a direction inconsistent with the request within a specified number of days.


Modification and Waiver

     We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including to fix any ambiguity, defect, or inconsistency in the indenture and to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee under certain conditions. These conditions may include the written consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each class that is affected or the adoption of a resolution, at a meeting of holders of debt securities at which a quorum is present by the holders of at least two-thirds in aggregate principal amount of the outstanding debt securities of each class that is affected represented at such meeting. The indentures also may require that we and the trustee obtain the consent of the holder of any outstanding debt securities affected to the extent that we:

     .    extend the fixed maturity of any series of notes issued;

     . reduce the principal amount, reduce the rate of or extend the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

     . reduce the percentage of debt securities the holders of which are required to consent to any amendment.

     Except in some limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures, or be present at a meeting of holders of debt securities. In some limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.


Defeasance

     To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of some restrictive covenants, to the debt securities of any series. The indentures may provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, which is known as legal defeasance, other than our obligation:

     . To maintain a registrar and paying agents and hold moneys for payment in trust;

     .    To register the transfer or exchange or the debt securities; and

     .    To replace mutilated, destroyed, lost or stolen debt securities.


     In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, which is known as covenant defeasance.

     We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the debt securities may not be accelerated because of the occurrence of events of default.

     To exercise either defeasance option as to debt securities of any series, we would be required to satisfy customary conditions described in the applicable indenture, which may include the establishment of a trust with the trustee in which we would irrevocably deposit money and/or obligations that will provide money in an amount sufficient to pay the principal of, premium, if any, and each installment of interest on the debt securities, the delivery of an opinion of counsel to the trustee, and the failure of an event of default to have occurred or be continuing.

Notices

     We will mail notices to holders of debt securities as indicated in the prospectus supplement.


Title

     We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

                             PLAN OF DISTRIBUTION

     We may sell the securities being offered hereby in one or more of the following ways from time to time:

     .    through agents to the public or to investors;

     .    to underwriters for resale to the public or to investors; or

     .    directly to investors; or

     .    any other method permitted by law.

     We will set forth in a prospectus supplement the terms of the offering of securities, including:

     .    the name or names of any agents or underwriters;

     . the purchase price of the securities being offered and the proceeds that we will receive from the sale;

     . any over-allotment options under which underwriters may purchase additional securities from us;

     . any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

     .    any discounts or concessions allowed or reallowed or paid to dealers;
          and

     . any securities exchanges on which the securities being offered may be listed.


Agents

     We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.


Underwriters

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.


Direct Sales

     We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers, or agents and will describe their compensation. We may have agreements with the underwriters, dealers, and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities.

     Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.


Stabilization Activities

     Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.


Passive Market Making.

     Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offer or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.


                                 LEGAL MATTERS

     Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, will provide us with an opinion as to legal matters in connection with the securities that we may offer.

                                    EXPERTS

     The consolidated financial statements of Kopin Corporation as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements, and other information at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of the offering:

     . our annual report on Form 10-K for the fiscal year ended December 31, 2000;

     . our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001;

     . our quarterly report on Form 10-Q/A for the fiscal quarter ended June 30, 2001;

     . our quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2001;

     . our definitive proxy materials on Schedule 14A as filed with the SEC on April 20, 2001;

     . our current reports on Form 8-K as filed with the SEC on March 7, 2001 and March 9, 2001; and

     . our current report on Form 8-K as filed with the SEC on October 4, 2001.

You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:


                               Kopin Corporation
                         695 Myles Standish Boulevard
                         Taunton, Massachusetts 02780
                                (508) 824-6696

================================================================================

You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities. You should not assume that this prospectus is accurate as of any other date.


                               Table of Contents
                               -----------------


                                                                     Page
                                                                     ----
About this Prospectus................................................   i

Prospectus Summary...................................................   1

Risk Factors.........................................................   3

Forward Looking Statements...........................................  10

Use of Proceeds......................................................  10

Description of Capital Stock.........................................  11

Description of Debt Securities.......................................  13

Plan of Distribution.................................................  20

Legal Matters........................................................  21

Experts..............................................................  21

Where You Can Get More Information...................................  22



                                 $150,000,000



                               Kopin Corporation

                         Common Stock, $0.01 par value
                                Debt Securities


                              ___________________

                                   PROSPECTUS


                                           , 2001


                              ___________________



================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.


     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.


Securities and Exchange Commission Registration Fee...............  $37,500
Nasdaq National Market Fees.......................................  *
Fees of Registrar and Transfer Agent..............................  *
Legal Fees and Expenses...........................................  *
Accounting Fees and Expenses......................................  *
Miscellaneous.....................................................  *
                                                                    -------
Total.............................................................  *

___________________________
*To be provided by amendment


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     The Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of Kopin include provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and authorize Kopin to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Kopin has purchased an insurance policy covering its officers and directors with respect to certain liabilities arising under the Securities Act or otherwise.

Item 16.    Exhibits.

             Exhibit Number                               Description
            ----------------                              -----------
                   1*        Form of Underwriting Agreement

                   4.1(a)    Amended and Restated Certificate of Incorporation of the Registrant
                             (Filed as Exhibit 3.1 to registration statement on Form S-1, File
                             No. 33-57450 and incorporated herein by reference.)

                   4.1(b)    Certificate of Amendment of Amended and Restated Certificate of
                             Incorporation of the Registrant (Filed as Exhibit 3.2(a) to Form
                             10-Q for the quarterly period ended July 1, 2000, File No. 000-19882 and incorporated herein by reference.)

                   4.1(c)    Certificate of Amendment of Amended and Restated Certificate of
                             Incorporation of the Registrant (Filed as Exhibit 3.2(b) to Form
                             10-Q for the quarterly period ended July 1, 2000, File No. 000-19882 and incorporated herein by reference.)

                   4.2       Amended and Restated By-laws, as amended, of the Registrant (Filed as Exhibit 3.2 to registration statement on Form S-1, File No.
                             33-57450 and incorporated herein by reference.)

                   4.3*      Form of Senior Indenture

                   4.4*      Form of Subordinated Indenture

                   5*        Opinion of Bingham Dana LLP

                   23.1*     Consent of Bingham Dana LLP (included in Exhibit 5)

                   23.2      Independent Auditors' Consent - Deloitte & Touche LLP

                   24.1      Power of Attorney (included on signature page)

                   25*       Statement of Eligibility of the Trustee under the Trust Indenture
                             Act of 1939

       ___________________

       *To be filed by amendment or as an exhibit to a report pursuant to
       Section 13(a), 13(c) or 15(d) of the Exchange Act.


Item 17.    Undertakings.


     The undersigned registrant hereby undertakes:


               (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) or Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of that Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Kopin Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Taunton in the Commonwealth of Massachusetts, on this 7th day of November, 2001.


                                     KOPIN CORPORATION


                                     By: /s/ John C.C. Fan
                                        ----------------------------
                                        John C.C. Fan
                                        Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoint each of John C.C. Fan and Richard A. Sneider severally, acting alone and without the other, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                Signature                           Title                                    Date
                ---------                           -----                                    ----
/s/ John C.C. Fan                        Chief Executive Officer, President              November 7, 2001
-----------------------------------      (Principal Executive Officer) and
John C.C. Fan                            Director


/s/ David E. Brook                       Director and Secretary                          November 6, 2001
-----------------------------------
David E. Brook

/s/ Andrew H. Chapman                    Director                                        November 6, 2001
-----------------------------------
Andrew H. Chapman

/s/ Morton Collins                       Director                                        November 6, 2001
-----------------------------------
Morton Collins


-----------------------------------
Chi Chia Hsieh                           Director


/s/ Michael A. Wall                      Director                                        November 6, 2001
-----------------------------------
Michael A. Wall


/s/ Richard A. Sneider                   Chief Financial Officer                         November 7, 2001
-----------------------------------      (Principal Accounting Officer and
Richard A. Sneider                       Principal Financial Officer)

                                 Exhibit Index
                                 -------------


      Exhibit Number                                      Description
      --------------                                      -----------
           1*                Form of Underwriting Agreement

           4.1(a)            Amended and Restated Certificate of Incorporation of the Registrant
                             (Filed as Exhibit 3.1 to registration statement on Form S-1, File
                             No. 33-57450 and incorporated herein by reference.)

           4.1(b)            Certificate of Amendment of Amended and Restated Certificate of
                             Incorporation of the Registrant (Filed as Exhibit 3.2(a) to Form
                             10-Q for the quarterly period ended July 1, 2000, File No. 000-19882 and incorporated herein by reference.)

           4.1(c)            Certificate of Amendment of Amended and Restated Certificate of
                             Incorporation of the Registrant (Filed as Exhibit 3.2(b) to Form
                             10-Q for the quarterly period ended July 1, 2000, File No. 000-19882 and incorporated herein by reference.)

           4.2               Amended and Restated By-laws, as amended, of the Registrant (Filed as Exhibit 3.2 to registration statement on Form S-1, File No.
                             33-57450 and incorporated herein by reference.)

           4.3*              Form of Senior Indenture

           4.4*              Form of Subordinated Indenture

             5*              Opinion of Bingham Dana LLP

          23.1*              Consent of Bingham Dana LLP (included in Exhibit 5)

          23.2               Independent Auditors' Consent - Deloitte & Touche LLP

          24.1               Power of Attorney (included on signature page)

          25*                Statement of Eligibility of the Trustee under the Trust Indenture
                             Act of 1939

___________________
*To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.